AXP(R)
  Strategy
      Aggressive
          Fund

AXP Strategy Aggressive Fund seeks to provide shareholders with long-term growth of capital.

Prospectus

May 27, 2005

Please note that this Fund:

o  is not a bank deposit

o  is not federally insured

o  is not endorsed by any bank or government agency

o  is not guaranteed to achieve its goal

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

(logo)                                                                  (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
 Funds                                                                 (R)

Table of Contents

TAKE A CLOSER LOOK AT:

The Fund                                           3p

Goal                                               3p

Principal Investment Strategies                    3p

Principal Risks                                    4p

Past Performance                                   5p

Fees and Expenses                                  7p

Investment Manager                                 8p

Other Securities and Investment Strategies        10p

Buying and Selling Shares                         10p

Valuing Fund Shares                               11p

Investment Options                                11p

Purchasing Shares                                 13p

Transactions Through Third Parties                15p

Sales Charges                                     16p

Exchanging/Selling Shares                         20p

Distributions and Taxes                           25p

Financial Highlights                              27p

CORPORATE REORGANIZATION

On Feb. 1, 2005, American Express Company, the parent company of the Fund's investment manager, American Express Financial Corporation (AEFC), announced plans to pursue a spin-off of 100% of the common stock of AEFC to shareholders of American Express Company. The transaction, expected to be completed in the third quarter of 2005, is subject to certain regulatory and other approvals, as well as final approval by the board of directors of American Express Company. Upon completion of the transaction AEFC will be a publicly traded company separate from American Express Company. The current agreements between the Fund and AEFC and its affiliates will remain in place. No changes in operations or personnel, including the portfolio manager or managers of the Fund, are anticipated.

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The Fund

GOAL

AXP Strategy Aggressive Fund (the Fund) seeks to provide shareholders with long-term growth of capital. Because any investment involves risk, achieving this goal cannot be guaranteed.

PRINCIPAL INVESTMENT STRATEGIES

The Fund primarily invests in securities of growth companies. Under normal market conditions, at least 65% of the Fund's total assets are invested in equity securities.

In pursuit of the Fund's goal, American Express Financial Corporation (AEFC), the Fund's investment manager, chooses equity investments by:

o Considering opportunities and risks within growing industries and new technologies.

o  Selecting companies that AEFC believes have aggressive growth prospects.

o  Identifying small and medium companies with:

   o effective management,

   o financial strength, and

   o competitive market position.

In evaluating whether to sell a security, AEFC considers, among other factors, whether:

   o The security is overvalued relative to alternative investments.

   o The security has reached AEFC's price objective.

   o The company's characteristics change.

   o The company has met AEFC's earnings and/or growth expectations.

   o Political, economic, or other events could affect the company's performance.

   o AEFC wishes to minimize potential losses.

   o AEFC wishes to lock-in profits.

   o AEFC identifies a more attractive opportunity.

   o The company or the security continues to meet the other standards described above.

Unusual Market Conditions

During unusual market conditions, the Fund may invest more of its assets in money market securities or debt obligations than during normal market conditions. Although the Fund primarily will invest in these securities to avoid losses, this type of investing also could prevent the Fund from achieving its investment objective. During these times, AEFC may make frequent securities trades that could result in increased fees, expenses, and taxes.

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PRINCIPAL RISKS

This Fund is designed for investors with above-average risk tolerance. Please remember that with any mutual fund investment you may lose money. Principal risks associated with an investment in the Fund include:

   Market Risk

   Style Risk

   Small and Medium Company Risk

   Issuer Risk

Market Risk

The market value of securities may drop, and you may lose money. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of all securities may move up and down, sometimes rapidly and unpredictably.

Style Risk

AEFC purchases growth stocks based on the expectation that the companies will have strong growth in earnings. The price paid often reflects an expected rate of growth. If that growth fails to occur, the price of the stock may decline quickly.

Small and Medium Company Risk

Investments in small and medium companies often involve greater risks than investments in larger, more established companies because small and medium companies may lack the management experience, financial resources, product diversification, and competitive strengths of larger companies. In addition, in many instances the securities of small and medium companies are traded only over-the-counter or on regional securities exchanges and the frequency and volume of their trading is substantially less and may be more volatile than is typical of larger companies.

Issuer Risk

An issuer, or the value of its stocks or bonds, may perform poorly. Poor performance may be caused by poor management decisions, competitive pressures, breakthroughs in technology, reliance on suppliers, labor problems or shortages, corporate restructurings, fraudulent disclosures, or other factors.

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PAST PERFORMANCE

The following bar chart and table indicate the risks and variability of investing in the Fund by showing:

o how the Fund's performance has varied for each full calendar year shown on the chart below, and

o  how the Fund's average annual total returns compare to recognized indexes.

How the Fund has performed in the past (before and after taxes) does not indicate how the Fund will perform in the future.

(bar chart)
                               CLASS B PERFORMANCE
                            (based on calendar years)

+35.03% +18.19% +14.70% +18.37% +71.94% -19.09% -33.47% -32.70% +26.42% +8.16%
  1995    1996    1997    1998    1999    2000    2001    2002    2003   2004

During the period shown in the bar chart, the highest return for a calendar quarter was +54.73% (quarter ended Dec. 31, 1999) and the lowest return for a calendar quarter was -28.85% (quarter ended March 31, 2001).

The CDSC applicable to Class B shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of other classes may vary from that shown above because of differences in expenses.

The Fund's Class B year-to-date return at March 31, 2005 was -0.33%.

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
Average Annual Total Returns (at Dec. 31, 2004)
                                                                                                 Since            Since
                                                    1 year      5 years       10 years      inception (A&Y)   inception (C)
Strategy Aggressive:
     Class A
         Return before taxes                        +2.80%      -13.46%          N/A           +5.99%(a)           N/A
     Class B
         Return before taxes                        +4.16%      -13.23%         +6.32%            N/A              N/A
         Return after taxes on distributions        +8.16%      -14.74%         +3.97%            N/A              N/A
         Return after taxes on distributions
         and sale of fund shares                    +2.70%      -11.21%         +4.86%            N/A              N/A
     Class C
         Return before taxes                        +8.16%        N/A            N/A              N/A          -14.62%(b)
     Class Y
         Return before taxes                        +9.26%      -12.27%          N/A           +6.79%(a)           N/A
Russell MidCap(R) Growth Index (reflects
no deduction for fees, expenses or taxes)          +15.48%       -3.36%        +11.23%        +10.37%(c)        -6.15%(d)
Lipper Mid-Cap Growth Funds Index                  +14.03%       -6.07%         +9.68%         +9.19%(c)        -7.59%(d)

(a) Inception date was March 20, 1995.

(b) Inception date was June 26, 2000.

(c) Measurement period started April 1, 1995.

(d) Measurement period started July 1, 2000.

Before-Tax Returns

This table shows total returns from hypothetical investments in Class A, Class B, Class C and Class Y shares of the Fund. These returns are compared to the indexes shown for the same periods. The performance of different classes varies because of differences in sales charges and fees. Past performance for Class A and Class Y for the periods prior to March 20, 1995 may be calculated based on the performance of Class B, adjusted to reflect differences in sales charges, but not differences in annual Fund operating expenses.

After-Tax Returns

After-tax returns are shown only for Class B shares. After-tax returns for the other classes will vary. After-tax returns are calculated using the highest historical individual federal marginal income tax rate and do not reflect the impact of state and local taxes. Actual after-tax returns will depend on your tax situation and most likely will differ from the returns shown in the table. If you hold your shares in a tax-deferred account, such as a 401(k) plan or an IRA, the after-tax returns do not apply to you since you will not incur taxes until you begin to withdraw from your account.

The return after taxes on distributions for a period may be the same as the return before taxes for the same period if there are no distributions or if the distributions are small. The return after taxes on distributions and sale of Fund shares for a period may be greater than the return before taxes for the same period if there was a tax loss realized on sale of Fund shares. The benefit of the tax loss (since it can be used to offset other gains) may result in a higher return.

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

For purposes of this calculation we assumed:

o  the maximum sales charge for Class A shares,

o sales at the end of the period and deduction of the applicable contingent deferred sales charge (CDSC) for Class B shares,

o  no sales charge for Class C shares,

o  no sales charge for Class Y shares, and

o no adjustments for taxes paid by an investor on the reinvested income and capital gains.

The Russell MidCap(R) Growth Index, an unmanaged index, measures the performance of those Russell MidCap companies with higher price-to-book ratios and higher forecasted growth values. The stocks are also members of the Russell 1000(R) Growth Index.

The Lipper Mid-Cap Growth Funds Index includes the 30 largest mid-cap growth funds tracked by Lipper Inc. The index's returns include net reinvested dividends.

FEES AND EXPENSES

Fund investors pay various expenses. The table below describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees (fees paid directly from your investment)

                                                                    Class A    Class B    Class C   Class Y
Maximum sales charge (load) imposed on purchases(a)
(as a percentage of offering price)                                  5.75%      none       none      none

Maximum deferred sales charge (load) imposed on sales
(as a percentage of offering price at time of purchase)              none(b)     5%        1%(c)     none

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)

As a percentage of average daily net assets:  Class A  Class B  Class C  Class Y
Management fees(d)                             0.48%    0.48%    0.48%    0.48%
Distribution (12b-1) fees                      0.25%    1.00%    1.00%    0.00%
Other expenses(e)                              0.49%    0.52%    0.52%    0.55%
Total                                          1.22%    2.00%    2.00%    1.03%

(a) This charge may be reduced depending on the value of your total investments in American Express Funds. See "Sales Charges."

(b) For Class A purchases over $1,000,000 on which no sales charge is assessed, a 1% sales charge applies if you sell your shares less than one year after purchase.

(c) For Class C purchases, a 1% sales charge applies if you sell your shares less than one year after purchase.

(d) Includes the impact of a performance incentive adjustment fee that decreased the management fee by 0.12% for the most recent fiscal year.

(e) Other expenses include an administrative services fee, a shareholder service fee for Class Y, a transfer agency fee and other nonadvisory expenses.

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Examples

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

Assume you invest $10,000 and the Fund earns a 5% annual return each year. Also assume that the operating expenses remain the same each year. You would pay the following expenses if you redeemed all of your shares at the end of the time periods indicated:

                                             1 year     3 years    5 years    10 years
Class A(a)                                    $692        $940      $1,208      $1,972
Class B                                       $603(b)     $928(b)   $1,179(b)   $2,130(c)
Class C                                       $203        $628      $1,079      $2,332
Class Y                                       $105        $328      $  570      $1,264

(a) Includes a 5.75% sales charge.

(b) Includes the applicable CDSC.

(c) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

You would pay the following expenses if you did not redeem your shares:

                                             1 year     3 years    5 years    10 years
Class A(a)                                    $692        $940      $1,208      $1,972
Class B                                       $203        $628      $1,079      $2,130(b)
Class C                                       $203        $628      $1,079      $2,332
Class Y                                       $105        $328      $  570      $1,264

(a) Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

These examples do not represent actual expenses, past or future. Actual expenses may be higher or lower than those shown.

INVESTMENT MANAGER

Paul Rokosz, CFA, Portfolio Manager

o  Managed the Fund since 2002.

o  Joined AEFC in 1998.

o  Senior Analyst, Putnam Investments, 1996 to 1998.

o  Began investment career in 1986.

o  MBA, University of Chicago Graduate School of Business.

The Statement of Additional Information (SAI) provides additional information about the Portfolio Manager's compensation, other accounts managed by the Portfolio Manager, and the Portfolio Manager's ownership of securities in the Fund.

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AEFC

The Fund pays AEFC a fee for managing its assets. Under the Investment Management Services Agreement, the fee for the most recent fiscal year was 0.48% of the Fund's average daily net assets, including an adjustment under the terms of a performance incentive arrangement. The adjustment is computed by comparing the Fund's performance to the performance of an index of comparable funds published by Lipper Inc. In certain circumstances, the Board may approve a change in the index. The maximum adjustment (increase or decrease) is 0.12% of the Fund's average net assets on an annual basis. Under the agreement, the Fund also pays taxes, brokerage commissions, and nonadvisory expenses. AEFC or an affiliate may make payments from its own resources, which include profits from management fees paid by the Fund, to compensate broker-dealers or other persons for providing distribution assistance. AEFC, located at 200 AXP Financial Center, Minneapolis, Minnesota 55474, is a wholly-owned subsidiary of American Express Company, a financial services company with headquarters at American Express Tower, World Financial Center, New York, New York 10285. In addition to managing investments for all of the AXP funds, AEFC manages investments for itself and its affiliates. For institutional clients, AEFC and its subsidiaries also provide investment management and related services such as separate account asset management, institutional trust and custody, and employee benefit plan administration, as well as investment products.

AEFC also serves as investment manager to the AXP Portfolio Builder Series funds, a group of six funds-of-funds that provide asset-allocation services to shareholders by investing in shares of other AXP Funds, including the Fund. The Fund may experience relatively large purchases or redemptions from the AXP Portfolio Builder Series funds. Although AEFC seeks to minimize the impact of these transactions by structuring them over a reasonable period of time, the Fund may experience increased expenses as it buys and sells portfolio securities to manage transactions for the AXP Portfolio Builder Series funds. In addition, because the AXP Portfolio Builder Series funds may own a substantial portion of the Fund, a redemption by the AXP Portfolio Builder Series funds could cause the Fund's expense ratio to increase as the Fund's fixed costs would be spread over a smaller asset base. AEFC monitors expense levels and is committed to offering funds that are competitively priced. AEFC will report to the Fund's Board of Directors on the steps it has taken to manage any potential conflicts.

The Fund operates under an order from the Securities and Exchange Commission that permits AEFC, subject to the approval of the Board of Directors, to appoint a subadviser or change the terms of a subadvisory agreement for the Fund without first obtaining shareholder approval. The order permits the Fund to add or change unaffiliated subadvisers or the fees paid to subadvisers from time to time without the expense and delays associated with obtaining shareholder approval of the change.

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OTHER SECURITIES AND INVESTMENT STRATEGIES

The Fund may invest in other securities and may use other investment strategies that are not principal investment strategies. The Fund's policies permit investment in other instruments, such as foreign securities, money market securities, debt obligations rated B or higher, and convertible securities. Additionally, the Fund may use derivative instruments, such as futures, options, and forward contracts, to produce incremental earnings, to hedge existing positions, and to increase flexibility. Even though the Fund's policies permit the use of derivatives in this manner, the portfolio manager is not required to use derivatives.

For more information on strategies and holdings, see the Fund's SAI and its annual and semiannual reports.

Portfolio Holdings Disclosure

The Fund's Board of Directors has adopted policies and procedures which govern the timing and circumstances of disclosure to shareholders and third parties of information regarding the portfolio securities held by the Fund. A description of these policies and procedures is included in the Fund's SAI.

Buying and Selling Shares

The public offering price for Class A shares of the Fund is the net asset value (NAV) plus a sales charge, and for Class B, C, and Y shares, the NAV. In addition to buying and selling shares through the Fund's distributor, American Express Financial Advisors Inc. (the Distributor), you may buy or sell shares through third parties, including 401(k) plans, banks, brokers, and investment advisers. Orders in good form are priced at the NAV next determined after your order is placed with the Distributor or with authorized third parties. Good form or good order means that your instructions have been received in the form required by the Distributor. This may include, for example, providing the fund name and account number, the amount of the transaction and all required signatures. For more information, refer to the sections on "Purchasing Shares" and "Exchanging/Selling Shares," or contact your financial advisor. If you buy or redeem shares through an authorized third party, consult that firm to determine its procedures for accepting and processing orders. The third party may charge a fee for its services.

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VALUING FUND SHARES

The NAV is the value of a single share of the Fund. The NAV is determined by dividing the value of the Fund's assets, minus any liabilities, by the number of shares outstanding. AEFC calculates the NAV as of the close of business on the New York Stock Exchange (NYSE), normally 4:00 p.m. Eastern time, on each day that the NYSE is open. The Fund's securities are valued primarily on the basis of market quotations obtained from outside pricing services approved and monitored under procedures adopted by the Board. Certain short-term securities with maturities of 60 days or less are valued at amortized cost.

When reliable market quotations are not readily available, securities are priced at fair value based on procedures adopted by the Board. These procedures are also used when the value of a security held by the Fund is materially affected by events that occur after the close of the primary market on which the security is traded but prior to the time as of which the Fund's NAV is determined. Valuing securities at fair value involves reliance on judgment. The fair value of a security is likely to differ from any available quoted or published price. To the extent that the Fund has significant holdings of small cap stocks that may trade infrequently, fair valuation may be used more frequently than for other funds.

Foreign investments are valued in U.S. dollars. Some of the Fund's securities may be listed on foreign exchanges that trade on weekends or other days when the Fund does not price its shares. In that event, the net asset value of the Fund's shares may change on days when shareholders will not be able to purchase or redeem the Fund's shares.

INVESTMENT OPTIONS

1. Class A shares are sold to the public with a sales charge at the time of purchase and an annual distribution (12b-1) fee of 0.25%.

2. Class B shares are sold to the public with a contingent deferred sales charge (CDSC) and an annual distribution fee of 1.00%.

3. Class C shares are sold to the public without a sales charge at the time of purchase and with an annual distribution fee of 1.00%. Shares redeemed less than one year after purchase are subject to a CDSC.

4. Class Y shares are sold to qualifying institutional investors without a sales charge or distribution fee, but with a separate shareholder service fee of 0.10%. Please see the SAI for information on eligibility to purchase Class Y shares.

The Fund also offers an additional class of shares, Class I, exclusively to certain institutional investors. Class I shares are made available through a separate prospectus supplement provided to investors eligible to purchase the shares.

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Investment options summary

The Fund offers different classes of shares. There are differences among the fees and expenses for each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your financial advisor can help you with this decision.

The following table shows the key features of each class:

                        Class A      Class B        Class C      Class Y
----------------------- ------------ -------------- ------------ ---------------
Availability            Available    Available to   Available    Limited to
                        to all       all            to all       qualifying
                        investors.   investors.     investors.   institutional
                                                                 investors.
----------------------- ------------ -------------- ------------ ---------------
Initial Sales Charge    Yes.         No. Entire     No. Entire   No. Entire
                        Payable at   purchase       purchase     purchase
                        time of      price is       price is     price is
                        purchase.    invested in    invested     invested in
                        Lower        shares of      in shares    shares of the
                        sales        the Fund.      of the       Fund.
                        charge for                  Fund.
                        larger
                        investments.
----------------------- ------------ -------------- ------------ ---------------
Deferred Sales Charge   On           Maximum 5%     1% CDSC      None.
                        purchases    CDSC during    applies if
                        over         the first      you sell
                        $1,000,000,  year           your
                        1% CDSC      decreasing     shares
                        applies if   to 0% after    less than
                        you sell     six years.     one year
                        your                        after
                        shares                      purchase.
                        less than
                        one year
                        after
                        purchase.
----------------------- ------------ -------------- ------------ ---------------
Distribution and/or     Yes.* 0.25%  Yes.* 1.00%    Yes.* 1.00%  Yes.  0.10%
Shareholder Service
Fee
----------------------- ------------ -------------- ------------ ---------------
Conversion to Class A   N/A          Yes,           No.          No.
                                     automatically
                                     in ninth
                                     calendar
                                     year of
                                     ownership.
----------------------- ------------ -------------- ------------ ---------------

* The Fund has adopted a plan under Rule 12b-1 of the Investment Company Act of 1940 that allows it to pay distribution and servicing-related expenses for the sale of Class A, Class B and Class C shares. Because these fees are paid out of the Fund's assets on an on-going basis, the fees may cost long-term shareholders more than paying other types of sales charges imposed by some mutual funds.

Should you purchase Class A, Class B or Class C shares?

If your investments in American Express mutual funds total $100,000 or more, Class A shares may be the better option because the sales charge is reduced for larger purchases. If you qualify for a waiver of the sales charge, Class A shares will be the best option.

If you invest less than $100,000, consider how long you plan to hold your shares. Class B shares have a higher annual distribution fee than Class A shares and a CDSC for six years. Class B shares convert to Class A shares in the ninth calendar year of ownership. Class B shares purchased through reinvested dividends and distributions also will convert to Class A shares in the same proportion as the other Class B shares.

Class C shares also have a higher annual distribution fee than Class A shares. Class C shares have no sales charge if you hold the shares for one year or longer. Unlike Class B shares, Class C shares do not convert to Class A. As a result, you will pay a 1% distribution fee for as long as you hold Class C shares. If you choose a deferred sales charge option (Class B or Class C), generally you should consider Class B shares if you intend to hold your shares for more than six years. Consider Class C shares if you intend to hold your shares less than six years. To help you determine which investment is best for you, consult your financial advisor.

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

PURCHASING SHARES

Financial institutions are required by law to obtain certain personal information from each person who opens an account in order to verify the identity of the person.

As a result, when you open an account you will be asked to provide your name, permanent street address, date of birth, and social security or taxpayer identification number. You may also be asked for other identifying documents or information. If you do not provide this information, the Fund, or the financial institution through which you are investing in the Fund, may not be able to open an account for you. If the Fund or if the financial institution through which you are investing in the Fund is unable to verify your identity, your account may be closed, or other steps may be taken, as deemed reasonable.

To purchase shares through entities other than the Distributor, please consult your selling agent. The following section explains how you can purchase shares from the Distributor.

If you do not have an existing American Express mutual fund account, you will need to establish a brokerage account. Your financial advisor will help you fill out and submit an application. Once your account is set up, you can choose among several convenient ways to invest.

When you purchase, your order will be priced at the next NAV calculated after your order is accepted by the Fund. If your application does not specify which class of shares you are purchasing, we will assume you are investing in Class A shares.

Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number.

If you do not provide and certify the correct TIN, you could be subject to backup withholding of 28% of taxable distributions and proceeds from certain sales and exchanges. You also could be subject to further penalties, such as:

o  a $50 penalty for each failure to supply your correct TIN,

o a civil penalty of $500 if you make a false statement that results in no backup withholding, and

o  criminal penalties for falsifying information.

You also could be subject to backup withholding, if the IRS notifies us to do so, because you failed to report required interest or dividends on your tax return.

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

How to determine the correct TIN

For this type of account:          Use the Social Security or Employer
                                   Identification number of:
---------------------------------- ---------------------------------------------
Individual or joint account        The individual or one of the owners listed
                                   on the joint account
---------------------------------- ---------------------------------------------
Custodian account of a minor       The minor
(Uniform Gifts/Transfers to
Minors Act)
---------------------------------- ---------------------------------------------
A revocable living trust           The grantor-trustee (the person who puts
                                   the money into the trust)
---------------------------------- ---------------------------------------------
An irrevocable trust, pension      The legal entity (not the personal
trust or estate                    representative or trustee, unless no legal
                                   entity is designated in the account title)
---------------------------------- ---------------------------------------------
Sole proprietorship or             The owner
single-owner LLC
---------------------------------- ---------------------------------------------
Partnership or multi-member LLC    The partnership
---------------------------------- ---------------------------------------------
Corporate or LLC electing          The corporation
corporate status on  Form 8832
---------------------------------- ---------------------------------------------
Association, club or tax-exempt    The organization
organization

---------------------------------- ---------------------------------------------

For details on TIN requirements, contact your financial advisor to obtain a copy of federal Form W-9, "Request for Taxpayer Identification Number and Certification." You also may obtain the form on the Internet at www.irs.gov.

Methods of purchasing shares

By mail

Once your account has been established, send your check to:

American Express Funds
70200 AXP Financial Center
Minneapolis, MN 55474

Minimum amounts
Initial investment:                 $2,000*
Additional investments:             $500**
Account balances:                   $300
Qualified account balances:         none

If your Fund account balance falls below $300 for any reason, including a market decline, you will be asked to increase it to $300 or establish a scheduled investment plan. If you do not do so within 30 days, your shares can be sold and the proceeds mailed to you.

  *  $1,000 for tax qualified accounts.

 ** $100 minimum add-on for existing mutual fund accounts outside of a brokerage account (direct at fund accounts).

--------------------------------------------------------------------------------
14p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

By scheduled investment plan

Minimum amounts
Initial investment:                 $2,000*
Additional investments:             $100**
Account balances:                   none (on a scheduled investment plan with
                                    monthly payments)

If your Fund account balance is below $2,000, you must make payments at least monthly.

  *  $100 for direct at fund accounts.

 ** $50 minimum per payment for qualified accounts in a direct at fund account.

By wire or electronic funds transfer

Please contact your financial advisor or selling agent for specific instructions.

Minimum wire purchase amount: $1,000 or new account minimum, as applicable.

By telephone

If you have a brokerage account, you may use the money in your account to make initial and subsequent purchases.

To place your order, call:

(800) 297-7378 for brokerage accounts

(800) 967-4377 for wrap accounts

TRANSACTIONS THROUGH THIRD PARTIES

You may buy or sell shares through certain 401(k) plans, banks, broker-dealers, financial advisors or other investment professionals. These organizations may charge you a fee for this service and may have different policies. Some policy differences may include different minimum investment amounts, exchange privileges, fund choices and cutoff times for investments. The Fund and the Distributor are not responsible for the failure of one of these organizations to carry out its obligations to its customers. Some organizations may receive compensation from the Distributor or its affiliates for shareholder recordkeeping and similar services. Where authorized by the Fund, some organizations may designate selected agents to accept purchase or sale orders on the Fund's behalf. To buy or sell shares through third parties or to determine if there are policy differences, please consult your selling agent. For other information related to buying or selling shares, please refer to the appropriate section in the prospectus.

--------------------------------------------------------------------------------
15p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

SALES CHARGES

Class A -- initial sales charge alternative

When you purchase Class A shares, you pay a sales charge as shown in the following table:

                                               Sales charge as percentage of:
Total market value               Public offering price*                Net amount invested
Up to $49,999                               5.75%                               6.10%
$50,000-$99,999                             4.75                                4.99
$100,000-$249,999                           3.50                                3.63
$250,000-$499,999                           2.50                                2.56
$500,000-$999,999                           2.00                                2.04
$1,000,000 or more                          0.00                                0.00

* Offering price includes the sales charge.

You may be able to reduce the sales charge on Class A shares, based on the combined market value of your accounts.

The current market values of the following investments are eligible to be added together for purposes of determining the sales charge on your purchase:

o  Your current investment in this Fund, and

o Previous investments you and members of your primary household group have made in Class A, Class B or Class C shares in this and other American Express mutual funds, provided your investment was subject to a sales charge.

   o Your primary household group consists of you, your spouse or domestic partner, and your unmarried children under age 21 sharing a mailing address. For purposes of this policy a domestic partner is an individual who shares your primary residence and with whom you own joint property. If you or any member of your primary household group elects to separate from the primary household group (for example, by asking that account statements be sent to separate addresses), your assets will no longer be combined for purposes of reducing your sales charge.

--------------------------------------------------------------------------------
16p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

The following accounts are eligible to be included in determining the sales charge on your purchase:

o  Individual or joint accounts held directly at the Fund;

o  Individual or joint accounts held through American Express Brokerage;

o Roth and traditional IRAs, SEPs, SIMPLEs and TSCAs, provided they are invested in Class A, Class B or Class C shares that are subject to a sales charge and are not part of a group billing as described under "Other Class A sales charge policies";

o UGMA/UTMA accounts for which you, your spouse, or your domestic partner is parent or guardian of the minor child;

o Revocable trust accounts for which you or a member of your primary household group, individually, is the beneficiary;

o Accounts held in the name of your, your spouse's, or your domestic partner's sole proprietorship or single owner limited liability company or S corporation; and

o Qualified retirement plan assets, provided that you are the sole owner of the business sponsoring the plan, are the sole participant (other than a spouse) in the plan, and have no intention of adding participants to the plan.

The following accounts are not eligible to be included in determining the sales charge on your purchase:

o Accounts of pension and retirement plans with multiple participants, such as 401(k) plans (which are combined to reduce the sales charge for the entire pension or retirement plan and therefore are not used to reduce the sales charge for your individual accounts);

o  Investments in AXP Tax-Free Money Fund;

o Investments in Class A shares where the sales charge is waived, for example, purchases through wrap accounts, including American Express Strategic Portfolio Service Advantage (SPS);

o  Investments in Class D, Class E, or Class Y shares;

o Investments in 529 plans, donor advised funds, variable annuities, variable life insurance products, wrap accounts or managed separate accounts; and

o  Charitable and irrevocable trust accounts.

If you purchase American Express mutual fund shares through different channels, for example, through a firm other than the Distributor, and you want to include those assets toward a reduced sales charge, you must inform the Distributor in writing about the other accounts when placing your purchase order. When placing your purchase order, you must provide the Distributor with your most recent account statement and contact information regarding the other accounts. A selling agent other than the Distributor may require additional information.

Unless you provide the Distributor or your financial advisor with information about all of the accounts that may count toward a sales charge reduction, there can be no assurance that you will receive all of the reductions for which you may be eligible.

For more information on rights of accumulation, please see the SAI.

--------------------------------------------------------------------------------
17p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

Other Class A sales charge policies

o Group billing: Purchases made through a payroll deduction program offered by an employer retirement plan that has elected to take advantage of the Distributor's group billing service, may be added together to reduce sales charges for all shares purchased through the plan.

o Letter of Intent: If you intend to invest $50,000 or more over a period of 13 months, you can reduce the sales charges in Class A by completing a letter of intent form and filing it with the Distributor. The letter of intent may apply to purchases made up to 90 days before it is received in good order by the Distributor. Your holdings in American Express mutual funds acquired more than 90 days before receipt of your signed letter of intent in the Distributor's corporate office will not be counted towards the completion of the letter of intent. If purchasing shares in a brokerage account or through a third party, you must request the reduced sales charge when you buy shares. If you do not complete and file the form, or do not request the reduced sales charge at the time of purchase, you will not be eligible for the reduced sales charge. For more details, please contact your financial advisor or see the SAI.

Waivers of the sales charge for Class A shares

Sales charges do not apply to:

o current or retired board members, officers or employees of the Fund or AEFC or its subsidiaries, their spouses or domestic partners, children and parents.

o current or retired American Express financial advisors, employees of financial advisors, their spouses or domestic partners, children and parents.

o registered representatives and other employees of brokers, dealers or other financial institutions having a sales agreement with the Distributor, including their spouses, domestic partners, children and parents.

o qualified employee benefit plans offering participants daily access to American Express mutual funds. Eligibility must be determined in advance. For assistance, please contact your financial advisor. Participants in certain qualified plans where the initial sales charge is waived may be subject to a deferred sales charge of up to 4%.

o shareholders who have at least $1 million in American Express mutual funds. If the investment is sold less than one year after purchase, a CDSC of 1% will be charged.

o direct rollovers from American Express Retirement Services, provided that the rollover involves a transfer of Class Y shares in this Fund to Class A shares in this Fund.

o  purchases made:

   o with dividend or capital gain distributions from this Fund or from the same class of another American Express mutual fund,

   o through or under a wrap fee product or other investment product sponsored by the Distributor or another authorized broker-dealer, investment advisor, bank or investment professional,

   o within the University of Texas System ORP,

--------------------------------------------------------------------------------
18p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

   o within a segregated separate account offered by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company,

   o through or under a subsidiary of AEFC offering Personal Trust Services' Asset-Based pricing alternative.

o shareholders whose original purchase was in a Strategist fund merged into an American Express fund in 2000.

o repurchases. You can change your mind after requesting a sale and use all or part of the proceeds to purchase new shares in the same account from which you sold. If you reinvest in Class A, you will purchase the new shares at NAV rather than the offering price on the date of a new purchase. To take advantage of this waiver, send a written request within 90 days of the date your sale request was processed and include your account number. This privilege may be limited or withdrawn at any time and use of this option may have tax consequences.

Policies related to reducing or waiving the sales charge may be modified or withdrawn at any time.

Unless you provide the Distributor or your financial advisor with information about all of the factors that may count toward a waiver of the sales charge, there can be no assurance that you will receive all of the waivers for which you may be eligible.

You also may view this information about sales charges and breakpoints free of charge on the Fund's website. Go to www.americanexpress.com/funds and click on the hyperlink "Sales Charge Discount Information."

Class B and Class C -- contingent deferred sales charge (CDSC) alternative

For Class B, the CDSC is based on the sale amount and the number of calendar years -- including the year of purchase -- between purchase and sale. The following table shows how CDSC percentages on sales decline after a purchase:

If the sale is made during the:        The CDSC percentage rate is:
First year                                          5%
Second year                                         4%
Third year                                          4%
Fourth year                                         3%
Fifth year                                          2%
Sixth year                                          1%
Seventh year                                        0%

For Class C, a 1% CDSC is charged if you sell your shares less than one year after purchase.

For both Class B and Class C, if the amount you are selling causes the value of your investment to fall below the cost of the shares you have purchased, the CDSC is based on the lower of the cost of those shares purchased or market value. Because the CDSC is imposed only on sales that reduce your total purchase payments, you never have to pay a CDSC on any amount that represents appreciation in the value of your shares, income earned by your shares, or capital gains.

--------------------------------------------------------------------------------
19p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

In addition, the CDSC on your sale, if any, will be based on your oldest purchase payment. The CDSC on the next amount sold will be based on the next oldest purchase payment.

Example

Assume you had invested $10,000 in Class B shares and that your investment had appreciated in value to $12,000 after 3 1/2 years, including reinvested dividends and capital gain distributions. You could sell up to $2,000 worth of shares without paying a CDSC ($12,000 current value less $10,000 purchase amount). If you sold $2,500 worth of shares, the CDSC would apply to the $500 representing part of your original purchase price. The CDSC rate would be 3% because the sale was made during the fourth year after the purchase.

Waivers of the sales charge for Class B and Class C shares

The CDSC will be waived on sales of shares:

o  in the event of the shareholder's death,

o  held in trust for an employee benefit plan, or

o held in IRAs or certain qualified plans if American Express Trust Company is the custodian, such as Keogh plans, tax-sheltered custodial accounts or corporate pension plans, provided that the shareholder is:

   o at least 59 1/2 years old AND

   o taking a retirement distribution (if the sale is part of a transfer to an IRA or qualified plan, or a custodian-to-custodian transfer, the CDSC will not be waived) OR

   o selling under an approved substantially equal periodic payment arrangement.

EXCHANGING/SELLING SHARES

To sell or exchange shares held with entities other than the Distributor, please consult your selling agent. The following section explains how you can exchange or sell shares held with the Distributor.

Exchanges

You may exchange your Fund shares at no charge for shares of the same class of any other publicly offered American Express mutual fund. Exchanges into AXP Tax-Free Money Fund may only be made from Class A shares. For complete information on the other fund, including fees and expenses, read that fund's prospectus carefully. Your exchange will be priced at the next NAV calculated after we receive your transaction request in good order.

Market timing is frequent or short-term trading by certain shareholders intended to profit at the expense of other shareholders by selling shares of a fund shortly after purchase. Market timing may adversely impact a fund's performance by preventing the portfolio manager from fully investing the assets of the fund, diluting the value of shares held by long-term shareholders, or increasing the fund's transaction costs.

--------------------------------------------------------------------------------
20p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

Funds that invest in securities which trade infrequently may be vulnerable to market timers who seek to take advantage of inefficiencies in the securities markets. To the extent that the Fund has significant holdings of small cap stocks, the risks of market timing may be greater for the Fund than for other funds. See "Principal Investment Strategies" for a discussion of the kinds of securities in which the Fund invests. See also "Valuing Fund Shares" for a discussion of the Fund's policy on fair value pricing, which is intended, in part, to reduce the frequency and effect of market timing.

The Fund's Board of Directors has adopted a policy that is designed to detect and deter market timing. The Fund seeks to enforce this policy through the Distributor and its transfer agent as follows:

o The Fund tries to distinguish market timing from trading that it believes is not harmful, such as periodic rebalancing for purposes of asset allocation or dollar cost averaging. Under the Fund's procedures, there is no set number of transactions in the Fund that constitutes market timing. Even one purchase and subsequent sale by related accounts may be market timing. Generally, the Fund seeks to restrict the exchange privilege of an investor who makes more than three exchanges into or out of the Fund in any 90-day period. Accounts held by a retirement plan or financial intermediary for the benefit of its participants or clients, which typically engage in daily transactions, are not subject to this limit. The Distributor does seek the assistance of retirement plans and financial intermediaries in applying similar restrictions on the sub-accounts of their participants or clients.

o If an investor's trading activity is determined to be market timing or otherwise harmful to existing shareholders, the Fund reserves the right to modify or discontinue the investor's exchange privilege or reject the investor's purchases or exchanges, including purchases or exchanges accepted by a retirement plan or other financial intermediary. The Fund may treat accounts it believes to be under common control as a single account for these purposes, although it may not be able to identify all such accounts.

o Although the Fund does not knowingly permit market timing, it cannot guarantee that it will be able to identify and restrict all short-term trading activity. The Fund receives purchase and sale orders through retirement plans and financial intermediaries where market timing activity may not always be successfully detected.

Other exchange policies:

o  Exchanges must be made into the same class of shares of the new fund.

o If your exchange creates a new account, it must satisfy the minimum investment amount for new purchases.

o  Once we receive your exchange request, you cannot cancel it.

o  Shares of the new fund may not be used on the same day for another exchange.

o If your shares are pledged as collateral, the exchange will be delayed until written approval is received from the secured party.

--------------------------------------------------------------------------------
21p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

Selling Shares

You may sell your shares at any time. The payment will be mailed within seven days after your request is received in good order.

When you sell shares, the amount you receive may be more or less than the amount you invested. Your sale price will be the next NAV calculated after your request is received in good order by the Fund, minus any applicable CDSC.

You can change your mind after requesting a sale and use all or part of the proceeds to purchase new shares in the same account from which you sold. If you reinvest in Class A, you will purchase the new shares at NAV rather than the offering price on the date of a new purchase. If you reinvest in Class B or Class C, any CDSC you paid on the amount you are reinvesting also will be reinvested. To take advantage of this waiver, send a written request within 90 days of the date your sale request was processed and include your account number. This privilege may be limited or withdrawn at any time and use of this option may have tax consequences.

The Fund reserves the right to redeem in kind.

For more details and a description of other sales policies, please see the SAI.

If you decide to sell your shares within 30 days of a telephoned-in address change, a written request is required.

Important: If you request a sale of shares you recently purchased by a check or money order that is not guaranteed, the Fund will wait for your check to clear. It may take up to 10 days from the date of purchase before payment is made. Payment may be made earlier if your bank provides evidence satisfactory to the Fund and the Distributor that your check has cleared.

--------------------------------------------------------------------------------
22p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

Ways to request an exchange or sale of shares

By regular or express mail

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

Include in your letter:

o  your account number

o  the name of the fund(s)

o  the class of shares to be exchanged or sold

o  your Social Security number or Employer Identification number

o  the dollar amount or number of shares you want to exchange or sell

o  specific instructions regarding delivery or exchange destination

o signature(s) of registered account owner(s) (All signatures may be required. Contact your financial advisor for more information.)

o  any paper certificates of shares you hold

Payment will be mailed to the address of record and made payable to the names listed on the account, unless your request specifies differently and is signed by all owners.

The express mail delivery charges you pay will vary depending on domestic or international delivery instructions.

By telephone

(800) 297-7378 for brokerage accounts

(800) 862-7919 for direct at fund accounts

(800) 967-4377 for wrap accounts

o The Fund and the Distributor will use reasonable procedures to confirm authenticity of telephone exchange or sale requests.

o Telephone exchange and sale privileges automatically apply to all accounts except custodial, corporate or qualified retirement accounts. You may request that these privileges NOT apply by writing the Distributor. Each registered owner must sign the request.

o Acting on your instructions, your financial advisor may conduct telephone transactions on your behalf.

o  Telephone privileges may be modified or discontinued at any time.

Minimum sale amount:          $100

Maximum sale amount:          $100,000

--------------------------------------------------------------------------------
23p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

By wire

You can wire money from your account to your bank account. Contact your financial advisor or the Distributor at the above numbers for additional information.

o  Minimum amount: $1,000

o  Pre-authorization is required.

o  A service fee may be charged against your account for each wire sent.

By scheduled payout plan

o  Minimum payment: $100*

o Contact your financial advisor or the Distributor to set up regular payments.

o Purchasing new shares while under a payout plan may be disadvantageous because of the sales charges.

* Minimum is $50 in a direct at fund account.

Electronic transactions

The ability to initiate transactions via the internet may be unavailable or delayed at certain times (for example, during periods of unusual market activity). The Fund and the Distributor are not responsible for any losses associated with unexecuted transactions. In addition, the Fund and the Distributor are not responsible for any losses resulting from unauthorized transactions if reasonable security measures are followed to validate the investor's identity. The Fund may modify or discontinue electronic privileges at any time.

--------------------------------------------------------------------------------
24p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

Distributions and Taxes

As a shareholder you are entitled to your share of the Fund's net income and net gains. The Fund distributes dividends and capital gains to qualify as a regulated investment company and to avoid paying corporate income and excise taxes.

DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS

The Fund's net investment income is distributed to you as dividends. Dividends may be composed of qualifying dividend income, which is eligible for preferential tax rates under current tax law, as well as other ordinary dividend income, which may include non-qualifying dividends, interest income and short-term capital gains. Capital gains are realized when a security is sold for a higher price than was paid for it. Each realized capital gain or loss is long-term or short-term depending on the length of time the Fund held the security. Realized capital gains and losses offset each other. The Fund offsets any net realized capital gains by any available capital loss carryovers. Net short-term capital gains are included in net investment income. Net realized long-term capital gains, if any, are distributed by the end of the calendar year as capital gain distributions.

REINVESTMENTS

Dividends and capital gain distributions are automatically reinvested in additional shares in the same class of the Fund, unless:

o  you request distributions in cash, or

o you direct the Fund to invest your distributions in the same class of any publicly offered American Express mutual fund for which you have previously opened an account.

We reinvest the distributions for you at the next calculated NAV after the distribution is paid.

If you choose cash distributions, you will receive cash only for distributions declared after your request has been processed.

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25p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

TAXES

Distributions are subject to federal income tax and may be subject to state and local taxes in the year they are declared. You must report distributions on your tax returns, even if they are reinvested in additional shares.

If you buy shares shortly before the record date of a distribution, you may pay taxes on money earned by the Fund before you were a shareholder. You will pay the full pre-distribution price for the shares, then receive a portion of your investment back as a distribution, which may be taxable.

For tax purposes, an exchange is considered a sale and purchase, and may result in a gain or loss. A sale is a taxable transaction. If you sell shares for less than their cost, the difference is a capital loss. If you sell shares for more than their cost, the difference is a capital gain. Your gain may be short term (for shares held for one year or less) or long term (for shares held for more than one year).

You may not create a tax loss, based on paying a sales charge, by exchanging shares within 91 days of purchase. If you buy Class A shares and within 91 days exchange into another fund, you may not include the sales charge in your calculation of tax gain or loss on the sale of the first fund you purchased. The sales charge may be included in the calculation of your tax gain or loss on a subsequent sale of the second fund you purchased. For more information, see the SAI.

Selling shares held in an IRA or qualified retirement account may subject you to federal taxes, penalties and reporting requirements. Please consult your tax advisor.

Important: This information is a brief and selective summary of some of the tax rules that apply to this Fund. Because tax matters are highly individual and complex, you should consult a qualified tax advisor.

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26p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

Financial Highlights

The financial highlights tables are intended to help you understand the Fund's financial performance. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by KPMG LLP, whose report, along with the Fund's financial statements, is included in the annual report which, if not included with this prospectus, is available upon request.

Class A
Per share income and capital changes(a)
Fiscal period ended March 31,                                            2005      2004        2003        2002       2001
Net asset value, beginning of period                                    $10.93    $ 8.49      $12.11      $13.43    $ 37.03
                                                                        ------   -------      ------      ------    -------
Income from investment operations:
Net investment income (loss)                                              (.11)     (.11)       (.11)       (.04)      (.05)
Net gains (losses) (both realized and unrealized)                          .61      2.55       (3.51)      (1.28)    (17.20)
                                                                        ------   -------      ------      ------    -------
Total from investment operations                                           .50      2.44       (3.62)      (1.32)    (17.25)
                                                                        ------   -------      ------      ------    -------
Less distributions:
Distributions from realized gains                                           --        --          --          --      (6.35)
                                                                        ------   -------      ------      ------    -------
Net asset value, end of period                                          $11.43    $10.93      $ 8.49      $12.11    $ 13.43
                                                                        ------   -------      ------      ------    -------
Ratios/supplemental data
Net assets, end of period (in millions)                                   $453      $587        $526        $936     $1,088
Ratio of expenses to average daily net assets(b)                         1.22%     1.27%       1.28%       1.09%      1.10%
Ratio of net investment income (loss) to average daily net assets        (.86%)   (1.00%)     (1.02%)      (.29%)     (.26%)
Portfolio turnover rate (excluding short-term securities)                  35%       55%         63%        216%       137%
Total return(c)                                                          4.57%    28.74%     (29.89%)     (9.83%)   (50.27%)

(a) For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c) Total return does not reflect payment of a sales charge.

--------------------------------------------------------------------------------
27p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

Class B
Per share income and capital changes(a)
Fiscal period ended March 31,                                           2005      2004        2003        2002       2001
Net asset value, beginning of period                                    $ 9.80     $7.67      $11.02      $12.33    $ 35.06
                                                                        ------     -----      ------      ------    -------
Income from investment operations:
Net investment income (loss)                                              (.20)     (.18)       (.18)       (.14)      (.20)
Net gains (losses) (both realized and unrealized)                          .56      2.31       (3.17)      (1.17)    (16.18)
                                                                        ------     -----      ------      ------    -------
Total from investment operations                                           .36      2.13       (3.35)      (1.31)    (16.38)
                                                                        ------     -----      ------      ------    -------
Less distributions:
Distributions from realized gains                                           --        --          --          --      (6.35)
                                                                        ------     -----      ------      ------    -------
Net asset value, end of period                                          $10.16     $9.80      $ 7.67      $11.02    $ 12.33
                                                                        ------     -----      ------      ------    -------
Ratios/supplemental data
Net assets, end of period (in millions)                                   $151      $234        $241        $553       $794
Ratio of expenses to average daily net assets(b)                         2.00%     2.05%       2.05%       1.86%      1.86%
Ratio of net investment income (loss) to average daily net assets       (1.65%)   (1.78%)     (1.80%)     (1.04%)    (1.03%)
Portfolio turnover rate (excluding short-term securities)                  35%       55%         63%        216%       137%
Total return(c)                                                          3.67%    27.77%     (30.40%)    (10.62%)   (50.63%)

(a) For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c) Total return does not reflect payment of a sales charge.

--------------------------------------------------------------------------------
28p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

Class C
Per share income and capital changes(a)
Fiscal period ended March 31,                                             2005      2004        2003        2002       2001(b)
Net asset value, beginning of period                                    $ 9.80     $7.67      $11.03      $12.33    $ 30.40
                                                                        ------     -----      ------      ------    -------
Income from investment operations:
Net investment income (loss)                                              (.20)     (.18)       (.17)       (.13)      (.07)
Net gains (losses) (both realized and unrealized)                          .56      2.31       (3.19)      (1.17)    (11.65)
                                                                        ------     -----      ------      ------    -------
Total from investment operations                                           .36      2.13       (3.36)      (1.30)    (11.72)
                                                                        ------     -----      ------      ------    -------
Less distributions:
Distributions from realized gains                                           --        --          --          --      (6.35)
                                                                        ------     -----      ------      ------    -------
Net asset value, end of period                                          $10.16     $9.80      $ 7.67      $11.03    $ 12.33
                                                                        ------     -----      ------      ------    -------
Ratios/supplemental data
Net assets, end of period (in millions)                                     $2        $2          $2          $4         $3
Ratio of expenses to average daily net assets(c)                         2.00%     2.05%       2.08%       1.89%      1.86%(d)
Ratio of net investment income (loss) to average daily net assets       (1.65%)   (1.78%)     (1.83%)     (1.12%)     (.84%)(d)
Portfolio turnover rate (excluding short-term securities)                  35%       55%         63%        216%       137%
Total return(e)                                                          3.67%    27.77%     (30.46%)    (10.54%)   (43.07%)(f)

(a) For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d) Adjusted to an annual basis.

(e) Total return does not reflect payment of a sales charge.

(f) Not annualized.

--------------------------------------------------------------------------------
29p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

Class Y
Per share income and capital changes(a)
Fiscal period ended March 31,                                            2005      2004        2003        2002       2001
Net asset value, beginning of period                                    $11.13    $ 8.63      $12.28      $13.60    $ 37.33
                                                                        ------    ------      ------      ------    -------
Income from investment operations:
Net investment income (loss)                                              (.09)     (.10)       (.09)       (.01)      (.01)
Net gains (losses) (both realized and unrealized)                          .62      2.60       (3.56)      (1.31)    (17.37)
                                                                        ------    ------      ------      ------    -------
Total from investment operations                                           .53      2.50       (3.65)      (1.32)    (17.38)
                                                                        ------    ------      ------      ------    -------
Less distributions:
Distributions from realized gains                                           --        --          --          --      (6.35)
                                                                        ------    ------      ------      ------    -------
Net asset value, end of period                                          $11.66    $11.13      $ 8.63      $12.28    $ 13.60
                                                                        ------    ------      ------      ------    -------
Ratios/supplemental data
Net assets, end of period (in millions)                                     $2        $2          $1          $4         $4
Ratio of expenses to average daily net assets(b)                         1.03%     1.08%       1.07%        .91%       .96%
Ratio of net investment income (loss) to average daily net assets        (.68%)    (.81%)      (.82%)      (.13%)     (.03%)
Portfolio turnover rate (excluding short-term securities)                  35%       55%         63%        216%       137%
Total return(c)                                                          4.76%    28.97%     (29.72%)     (9.77%)   (50.21%)

(a) For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c) Total return does not reflect payment of a sales charge.

--------------------------------------------------------------------------------
30p   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 PROSPECTUS

This Fund, along with the other American Express mutual funds, is distributed by American Express Financial Advisors Inc. and can be purchased from an American Express financial advisor or from other authorized broker-dealers or third parties. The Funds can be found under the "Amer Express" banner in most mutual fund quotations.

Additional information about the Fund and its investments is available in the Fund's Statement of Additional Information (SAI), and annual and semiannual reports to shareholders. In the Fund's annual report, you will find a discussion of market conditions and investment strategies that significantly affected the Fund's performance during its most recent fiscal year. The SAI is incorporated by reference in this prospectus. For a free copy of the SAI, the annual report, or the semiannual report, contact your selling agent or American Express Client Service Corporation.

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919
TTY: (800) 846-4852
Website address:
americanexpress.com/funds

You may review and copy information about the Fund, including the SAI, at the Securities and Exchange Commission's (Commission) Public Reference Room in Washington, D.C. (for information about the public reference room call 1-202-942-8090). Reports and other information about the Fund are available on the EDGAR Database on the Commission's Internet site at (http://www.sec.gov). Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102.

Investment Company Act File #811-3956

Ticker Symbol
Class A: ISAAX    Class B:INAGX
Class C: ASACX    Class Y:ASAYX

(logo)
AMERICAN
 EXPRESS
(R)

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

                                                              S-6381-99 R (5/05)